Exhibit 6.8

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is made effective as of April 23, 2018, by and between Apex Farms Corp. (the “Recipient”), of 501 Silverside Rd. PMB#342, Wilmington, Delaware 19809, arid Phoenix Logistics LLC (the “Contractor”), of 30 N. Gould St. Ste. R, Sheridan, Wyoming 82801. In this Agreement, the party who is contracting to receive the services shall be referred to as “Recipient”, and the party who will be providing the services shall be referred to as “Contractor.”

1. DESCRIPTION OF SERVICES. Beginning on April 23, 2018, the Contractor will provide the following services (collectively, the “Services”):

Phoenix Logistics will be acting as our contractor to handle all logistics pertaining to greenhouse and structural set ups. This includes but is not limited to all subcontracting that needs to be done for the completion of 1 greenhouse, solar electricity set up for said greenhouse, foundation, and landscaping that needs to take place to industrialize the property as well as all permits and procedures.

2. PAYMENT FOR SERVICES. The Recipient will pay compensation to the Contractor for the Services. Payments will be made as follows:

$100,000 will be paid upfront for this contract. If the project consumes more costs phoenix Logistics will be able to request up to another $25,000 at project end.

No other fees and/or expenses will be paid to the Contractor, unless such fees and/or expenses have been approved in advance by the appropriate executive on behalf of the Recipient in writing. The Contractor shall be solely responsible for any and all taxes, Social Security contributions or payments, disability insurance, unemployment taxes, and other payroll type taxes applicable to such compensation.

3. TERM/TERMINATION. This Agreement may be terminated by either party upon 60 days notice days’ written notice to the other party.

A regular, ongoing relationship of indefinite term is not contemplated. The Recipient has no right to-assign services to the Contractor other than as specifically contemplated by this Agreement. However, the parties may mutually agree that the Contractor shall perform other services for the Recipient, pursuant to the terms of this Agreement.

4. RELATIONSHIP OF PARTIES. It is understood by the parties that the Contractor is an independent contractor with respect to the Recipient, and not an employee of the Recipient. The Recipient will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Contractor.

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It is contemplated that the relationship between the Contractor and the Recipient shall be a nonexclusive one. The Contractor also performs services for other organizations and/or individuals. The Recipient has no right to further inquire into the Contractor’s other activities.

5. RECIPIENT’S CONTROL. The Recipient has no right or power to control or otherwise interfere with the Contractor’s mode of effecting performance under this Agreement. The Recipient’s only concern is the result of the Contractor’s work, and not the means of accomplishing it. Except in extraordinary circumstances and when necessary, the Contractor shall perform the Services without direct supervision by the Recipient.

6. PROFESSIONAL CAPACITY. The Contractor is a professional who uses its own professional and business methods to perform services. The Contractor has not and will not receive training from the Recipient regarding how to perform the Services.

7. PERSONAL SERVICES NOT REQUIRED. The Contractor is not required to render the Services personally and may employ others to perform the Services on behalf of the Recipient Without the Recipient’s knowledge or consent. If the Contractor has assistants, it is the Contractor’s responsibility to hire them and to provide materials for them.

8. NO LOCATION ON PREMISES. The Contractor has no desk or other equipment either located at or furnished by the Recipient. Except to the extent that the Contractor works in a territory as defined by the Recipient, its services are not integrated into the mainstream of the Recipient’s business.

9. NO SET WORK HOURS. The Contractor has no set hours of work. There is no requirement that the Contractor work full time or otherwise account for work hours.

10. EXPENSES PAM BY CONTRACTOR. The Contractor’s business and travel expenses are to be paid by the Contractor and not by the Recipient.

11. CONFIDENTIALITY. Contractor may have had access to proprietary, private and/or otherwise confidential information (“Confidential Information”) of the Recipient. Confidential information shall mean an non-public information which constitutes, relates or refers to the operation of the business of the Recipient, including without limitation, all financial, investment, operational, personnel, sales, marketing, managerial and statistical information of the Recipient, and any and all trade secrets, customer lists, or pricing information of the Recipient. The nature of the information and the manner of disclosure are such that a reasonable person would understand it to be confidential. The Contractor will not at any time or in any manner, either directly or indirectly, use for the personal benefit of the Contractor, or divulge, disclose, or communicate in any manner any Confidential Information. The Contractor will protect such information and treat the Confidential Information as strictly confidential. This provision shall continue to be effective after the termination of this Agreement. Upon termination of this Agreement, the Contractor will return to the Recipient all Confidential Information, whether physical or electronic, and other items that were used, created, or controlled by the Contractor during the term of this Agreement.

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12. NO RIGHT TO ACT AS AGENT. An “employer-employee” or “principal-agent” relationship is not created merely because (1) the Recipient has or retains the right to supervise or inspect the work as it progresses in order to ensure compliance with the terms of the contract or (2) the Recipient has or retains the right to stop work done improperly. The Contractor has no right to act as an agent for the Recipient and has an obligation to notify any involved parties that it is not an agent of the Recipient.

13. ENTIRE AGREEMENT. This Agreement constitutes the entire contract between the parties. All terms and conditions contained in any other writings previously executed by the parties regarding the matters contemplated herein shall be deemed to be merged herein and superseded hereby. No modification of this Agreement shall be deemed effective unless in writing and signed by the parties hereto.

14. WAIVER OF BREACH. The waiver by the Recipient of a breach of any provision of this Agreement by Contractor shall not operate or be construed as a waiver of any subsequent breach by Contractor.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Delaware.

17. SIGNATORIES. This Agreement shall be signed by Alexander Leo, CEO on behalf of Apex Farms Corp. and by on behalf of Phoenix Logistics LLC. This Agreement is effective as of the date first above written.

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RECIPIENT:
Apex Farms Corp.

By:	/s/ Alexander M. Woods-Leo	4-23-18
Alexander Leo
CEO

CONTRACTOR:
Phoenix Logistics LLC

By:	4/23/18

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